QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

RIGEL PHARMACEUTICALS, INC.
SHARES OF COMMON STOCK
OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO
RECORD STOCKHOLDERS OF RIGEL PHARMACEUTICALS, INC.

                        , 2003

Dear Stockholder:

        This notice is being distributed by Rigel Pharmaceuticals, Inc. ("Rigel") to all holders of record ("Recordholders") of shares of its common stock, par value $0.001 per share (the "Common Stock"), at 5:00 p.m. Central Daylight time on April 29, 2003 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") of subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock. The Rights are described in Rigel's prospectus dated                        , 2003 (the "Prospectus").

        In the Rights Offering, Rigel is offering an aggregate of 15,625,000 shares of its Common Stock (the "Underlying Shares"), as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m. Central Daylight time on                        , 2003, unless extended in the sole discretion of Rigel (as it may be extended, the "Expiration Date"). As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned of record as of the close of business on the Record Date. Each right will allow you to subscribe for            of a share of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.64 per share (the "Subscription Price").

        In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $0.64 per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of subscription Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, Rigel will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. "Pro rata" means in proportion to the number of Underlying Shares that each holder of Rights has purchased by exercising their Basic Subscription Privileges. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than they subscribed for under their Over-Subscription Privilege, then Rigel will allocate to them only the number of Excess Shares for which they subscribed. Rigel will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Privileges. See "The Rights Offering—Subscription Privileges" in the Prospectus.

        The Rights will be evidenced by Rights certificates (the "Subscription Rights Certificates"). Enclosed are copies of the following documents:

  1.
  The Prospectus;

  2.
  The Subscription Rights Certificate;

  3.
  Instructions as to Use of Rigel Pharmaceuticals, Inc. Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Rigel Pharmaceuticals, Inc.) (the "Subscription Rights Certificate Instructions"); and

  4.
  A return envelope addressed to the subscription agent Wells Fargo Bank, MN, N.A. (the "Subscription Agent").

        Your prompt action is requested. To exercise Rights, you should properly complete and sign the Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures, as described in Subscription Rights Certificate Instructions) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m. Central Daylight time on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR SUBSCRIPTION RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

        Additional copies of the enclosed materials may be obtained from the Subscription Agent. The Subscription Agent's telephone number is 800-468-9716.

Very truly yours,

/s/ James H. Welch

James H. Welch
Vice President, Chief Financial Officer and Secretary

QuickLinks

  Exhibit 99.3
RIGEL PHARMACEUTICALS, INC. SHARES OF COMMON STOCK OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS OF RIGEL PHARMACEUTICALS, INC.